Exhibit 99.1

NEWS for Immediate Release

THE MANITOWOC COMPANY
NAMES NEW PRESIDENT OF FOODERVICE GROUP

MANITOWOC, Wis. - February 27, 2007 — The Manitowoc Company (NYSE: MTW) today announced that Michael J. Kachmer has joined the company as president of Manitowoc Foodservice Group.  Kachmer replaces Timothy J. Kraus, who retired at the end of 2006 after 18 years with Manitowoc.

Kachmer joins Manitowoc from Culligan International Company, where he had held executive positions since 2000 and most recently served as chief operating officer.  While at Culligan, an $800 million global supplier of water treatment products and services, Kachmer developed and implemented programs that achieved double-digit growth in revenue and EBITDA.  He also spearheaded the company’s transition to Asian outsourcing and restructured the R&D program to sharpen the product development process.  Kachmer has held executive and operations roles in a number of global manufacturing companies, including Ball Corporation and Firestone Tire & Rubber.

“Mike brings an outstanding professional background to the Foodservice Group,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer.  “His combination of operations, marketing, and finance skills are a great fit for this important position.  In particular, Mike’s experience in using the ‘voice of the customer’ process  to deliver solutions to the restaurant, healthcare, and other commercial markets will add immediate value to the Foodservice Group.”

“I am gratified to have the opportunity to lead one of the best known and respected brands in the foodservice industry,” Kachmer said.  “The legacy of innovation, service, and value that Terry and Tim have established will serve as an excellent platform to grow Manitowoc Foodservice Group into new markets.”

Kachmer, 48, earned a bachelor’s of science in civil engineering from Brown University and an M.B.A. in Finance from the University of Pittsburgh.  He also completed executive education coursework in strategic marketing at INSEAD in Paris.

About The Manitowoc Company, Inc.

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Company contact:
Thomas G. Musial
Senior Vice President — Human Resources and Administration
920-652-1738